____________, 2000


Board of Trustees
Everest Funds
5711 S. 86th Circle
Omaha, NE   68127

         Re:      SUBSCRIPTION FOR SHARES OF THE EVEREST3 FUND (THE "FUND")
                  ---------------------------------------------------------


Dear Trustees:

         Vinod Gupta Revocable Trust offers to purchase from Everest Funds shares of beneficial interest of the Fund at a price of $10.00 per share for an aggregate purchase price of $100,000 cash, all such shares to be validly issued, fully paid and non-assessable, upon issuance of such shares and receipt of said payment by the Fund as follows:

FUND:                                                         PURCHASE PRICE:
----                                                          --------------

Everest3 Fund                                                 $100,000.00

         These shares are not being purchased with any present intent of distributing or reselling the same to the public and will be held for investment.

                                                 Sincerely,


                                                 VINOD GUPTA REVOCABLE TRUST

                                                 By:  /S/ VINOD GUPTA
                                                      --------------------------
                                                      Name:    Vinod Gupta
                                                      Title:   Trustee


ACCEPTED AND AGREED to this __ day of _________, 2000.

Everest Funds

By:   /S/ VINOD GUPTA
      ------------------
Name: VINOD GUPTA
Title:PRESIDENT, CHAIRPERSON, TREASURER, AND TRUSTEE